Exhibit 10.30

Sears, Roebuck and Co.

February 17, 2005

Mr. Glenn R. Richter
Executive Vice President and Chief Financial Officer
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Dear Glenn:

This letter agreement (this “Agreement”) is to confirm our understanding with you regarding the termination of your employment as Executive Vice President and Chief Financial Officer of Sears, Roebuck and Co., a New York corporation (“Sears”) in connection with the consummation of the transactions contemplated under that certain Agreement and Plan of Merger dated as of November 16, 2004 by and among Kmart Holding Corporation, a Delaware corporation (“Kmart”), Sears, Sears Holdings Corporation, a Delaware corporation, Kmart Acquisition Corp., a Delaware corporation, and Sears Acquisition Corp., a New York corporation (such agreement, the “Merger Agreement”, and the transactions contemplated thereby, collectively, the “Merger”).

You and Sears entered into an Executive Severance/Non-Compete Agreement dated as of November 16, 2001 (the “Severance Agreement”) and, as required under the Severance Agreement, an Executive Non-Disclosure and Non-Solicitation Agreement dated as of November 16, 2001 (the “Non-Disclosure Agreement”). This Agreement constitutes an amendment to your Severance Agreement and to your Non-Disclosure Agreement, in each case, solely to the extent set forth below. Any capitalized terms not defined herein shall have the meaning set forth in the Severance Agreement.

In consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Sears agree as follows:

1. Effectiveness of this Agreement. This Agreement shall become effective as of the date hereof immediately upon the execution of this Agreement by the parties hereto; provided, however, that in the event the Merger Agreement terminates in accordance with its terms prior to the Effective Time (as such term is defined in the Merger Agreement), then this Agreement shall terminate at that same time and be of no further force and effect, and your Severance Agreement and Non-Disclosure Agreement shall thereafter remain in full force and effect without regard to the provisions of this Agreement.

2. Resignation of Positions; Execution of General Release and Waiver. If you remain employed by Sears immediately prior to the Effective Time, then, (a) effective at the Effective Time, you shall resign as an officer and director of Sears and any of its subsidiaries, affiliates, related companies, and any parent or successor entities thereto and (b) immediately following such resignation, you shall execute a General Release and Waiver in the form attached hereto as Exhibit A (the “Release”).

3. Employment During Transition Period. You hereby agree to remain continuously employed by Sears during the period from the date of this Agreement until the Effective Time (the “Transition Period”), during which time you shall continue to hold the title of Executive Vice President and Chief Financial Officer of Sears (the “CFO”) and shall continue to receive the same rate of base salary and employee benefit coverage that you received immediately prior to the date hereof. As the CFO during the Transition Period, subject to the immediately following sentence, you shall continue to perform those duties and responsibilities reasonably required to be performed by the CFO but, if instructed, you shall refrain from performing such duties and responsibilities as the Chief Executive Officer, and/or the Board of Directors, of Sears may require. Only for so long as you continue to have the authorities and responsibilities of a chief financial officer of Sears that are necessary or appropriate for you to provide the certifications under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, shall you be the “chief financial officer” of Sears for purposes of such certifications.

4. Payments and Benefits in Lieu of Change in Control Severance Pay. So long as you remain continuously employed by Sears as CFO at all times during the Transition Period, then upon your resignation from employment with Sears on the Effective Time, you shall be entitled to receive, in lieu of all payments and benefits for which you might otherwise be eligible under Section 1, Section 2(a) and Section 3 (other than Section 3(c)) of the Severance Agreement, (a) a lump sum payment equal to $641,000 and (b) full vesting of any restricted stock held by you that was outstanding and unvested immediately prior to the Effective Time, but which is not otherwise required to be vested at the Effective Time by the terms of the Merger Agreement (the payment and benefit provided herein, collectively, the “Severance Payments”); provided, that, the Severance Payments shall only be provided to you on the Release Expiration Date (as such term is defined in the Release), and in the event that you revoke your execution of the Release, you shall cease to have any rights to receive all or any portion of the Severance Payments.

5. Vesting of Equity Awards Under Merger Agreement. In addition to the benefit provided in Section 4(b) above, so long as you remain continuously employed by Sears as CFO at all times during the Transition Period, upon the consummation of the Merger, any stock options or restricted stock held by you that were outstanding and unvested immediately prior to the Merger shall fully vest as of the date of the Merger to the extent such vesting is required by the terms of such awards and/or the Merger Agreement.

6. Termination of Employment Prior to Effective Time; Amendment of Good Reason Definition.

(a) In the event your employment by Sears terminates for any reason prior to the Effective Time, the terms of the Severance Agreement and Non-Disclosure Agreement shall be applicable to such termination, without regard to the provisions of this Agreement, except as the terms of the Severance Agreement are modified by Section 6(b) of this Agreement.

(b) Section 2(b)(iii) of the Severance Agreement (the definition of “Good Reason”) is hereby deleted in its entirety and replaced with the following:

     “Good Reason” shall mean a significant reduction in Executive’s title or rate of annual base salary, or Executive’s mandatory relocation to an office more than 50 miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the Change in Control (or to the Potential Change in Control Period during which the Change in Control occurs), and which relocation is not remedied in a reasonable period of time (which shall not be greater than thirty (30) days) after receipt of written notice from Executive specifying that “Good Reason” exists for purposes of this Agreement.”

     7. Amendment of Non-Disparagement Covenant. Section 5 of the Severance Agreement is hereby deleted in its entirety and replaced with the following covenant:

     “Non-Disparagement. Executive will not take any action detrimental to the interests of Sears, Kmart or any of their respective affiliates, make derogatory statements, either written or oral to any third party, or otherwise disparage Sears, Kmart or any of their respective affiliates, products, services, actions (including, without limitation, the Merger or any transactions or events leading up to the consummation of the Merger), omissions, or present or former employees, officers, directors or significant shareholders, and will not authorize others to make such derogatory or disparaging statements, either written or oral, on Executive’s behalf. For the avoidance of doubt, Executive shall be deemed to be in violation of this Section 5 if Executive, or any person or entity on Executive’s behalf, makes any written or oral statement to any third party with respect to how Executive has voted any shares of stock of Sears beneficially owned, directly or indirectly, by Executive, to the extent the Executive votes against the consummation of the Merger or otherwise fails to vote in favor of the Merger. Notwithstanding the foregoing, nothing herein shall prohibit Executive from competing with Sears, Kmart or any of their respective affiliates or from making any statements or taking any actions required by applicable law or court order; provided, that, Executive shall provide reasonable advance written notice to Sears, Kmart or their respective affiliates, as applicable, that Executive will be making such statements as so required.”

     8. Waiver of Non-Competition Covenant. The provisions of Section 8(b) of the Severance Agreement are deleted in their entirety and shall cease to be of any further force and effect, and shall be replaced with the following:

     “(b) [Intentionally omitted.]”

     9. Amendment of Non-Disclosure Agreement. The Non-Disclosure Agreement is hereby amended as follows:

     (a) Section 1 of the Non-Disclosure Agreement is hereby amended by adding at the end of such section the following sentence:

     “In addition to the foregoing, “Sears Confidential Information” shall also mean any of the foregoing as the same relates to Kmart or any of its affiliates, and shall include, without limitation, any information received from or in respect of Kmart or any of its affiliates, including, without limitation, any information relating to the Merger or post-

     Merger plans or operations, other than such information that is known generally to the public or in the industry.”

     (b) Section 6 of the Non-Disclosure Agreement is hereby deleted in its entirety and replaced with the following:

     “During my employment with Sears and for two (2) years thereafter, I shall not, directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of Sears, Kmart or any of their respective affiliates, including any employee or agent, who ceased working for any of Sears, Kmart or any of their respective affiliates within a six (6) month period before the date on which the first such solicitation, employment, retention or assistance occurred; provided, that, this provision shall not apply to any such employee or agent whose employment was terminated by Sears, Kmart or any of their respective affiliates within such six-month period, if and only if none of the activities otherwise prohibited under this Section 6 occurred prior to such termination.”

10. Effect of this Agreement. Except as expressly amended hereby, the terms and conditions of each of the Severance Agreement and Non-Disclosure Agreement, as applicable, shall continue in full force and effect.

11. Third Party Beneficiaries. In acknowledgement that Kmart is relying upon the terms and conditions of this Agreement in consideration for waiving Sections 1.10(a), 4.1(k) and 5.10(b) of the Merger Agreement, the parties hereto agree that (a) Kmart and its affiliates (including but not limited to its significant shareholders) shall be third party beneficiaries of this Agreement and (b) this Agreement may not be amended without the prior written consent of Kmart (and any such amendment without such consent shall be null and void).

12. Miscellaneous. The provisions of Sections 13, 14, 15, 18, 19 and 20 of the Severance Agreement are incorporated by reference into this Agreement.

*   *   *   *   *

Glenn, if this Agreement is acceptable to you, please sign where indicated below and return a copy to Andrea Zopp promptly after your execution hereof.

Sincerely,
/s/ Andrea Zopp
Andrea Zopp
General Counsel Sears, Roebuck and Co.

Agreed this 17th day of February 2005.

/s/ Glenn R. Richter
Glenn R. Richter

Agreed this 17th day of February 2005.

Kmart Holding Corporation

By:	/s/ William C. Crowley William C. Crowley Senior Vice President, Finance

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